Exhibit 10.11A

“Termination Agreement”

among

UniCredit Bank Austria AG

(the “Bank”)

Century Casinos, Inc.

(the “Company”)

and

Oesterreichische Kontrollbank Aktiengesellschaft

(“OeKB”)

Praeamble

Per request of the Company, all parties of this agreement wish to terminate the ADC agreement entered into between them on September 9, 2005 (attached hereto as Appendix 1) (the “ADC Agreement”).

Article 1

1.

The Bank, the Company and OeKB unanimously agree to terminate the ADC Agreement with effectiveness as of September 30, 2014 (24 hours) (the “Effective Date”). Thus, the last trading day of the ADC`s at the Vienna Stock Exchange shall be September 23, 2014.

2.

On or about August 28th, 2014 the Bank shall inform all ADC holders via OeKB of the envisaged delisting of the ADCs from the Vienna Stock Exchange as of the Effective Date, the exchange of the ADCs against Shares as well as the consequences resulting from the delisting for the ADC holders.

3.	On the Effective Date, the Bank shall procure via OeKB that
a.

Clearstream Banking Luxembourg (“Clearstream”) delivers on the instruction of OeKB to each ADC holder via OeKB such amount of Shares as is corresponding to the amount of ADC(s) held by it immediately prior to the Effective Date (the “Relevant Shares”);

b.	The Relevant Shares are delivered to the securities deposits of the ADC holders containing the ADCs immediately prior to the Effective Date;
c.	The listing of the ADCs on the Vienna Stock Exchange ceases and no further instruments of the Company are listed on the Vienna Stock Exchange.

Article 2

The Company covenants with the Bank and OeKB that it will provide the Bank with all information required pursuant to the Austrian Stock Exchange Act (Börsegesetz) and will fulfill all disclosure obligations according to Austrian Stock Exchange Act until and including December 30, 2014.

Article 3

OeKB undertakes to release the bank guarantee issued by Century Casinos, Inc. in favour of OeKB attached as appendix 2 on December 30, 2014 with immediate effect.

Article 4

The Bank and the Company will terminate the payment agency agreement between the Bank and the Company dated April 14, 2010 (“Zahlstellenvereinbarung”) which is connected to the ADC Agreement. Termination shall be effective on effective date as mentioned in Article 1 above.

Article 5

The Bank and the Company together shall notify the Vienna Stock Exchange about this agreement and apply for withdrawal of the listing of the ADCs at the Vienna Stock Exchange at the effective date.

Article 6

If a provision of this Agreement is or shall become entirely or partially invalid or unenforceable, the other provisions hereof shall remain valid. An invalid or unenforceable provision shall be replaced in full with a valid provision which comes nearest to it and complies with the intention of the parties and the purposes of this agreement.

Article 7

Effectiveness of this agreement is subject to approval by the Board of Directors of Century Casinos, Inc. whereas the Company will notify the Bank and OeKB immediately after such approval.

Article 8

Each party hereby forever fully and irrevocably releases and discharges the other parties and their respective directors, representatives, employees and advisers from any and all actions, demands, debts, covenants, obligations, damages or liabilities of any kind and causes of action of every kind which such party, and any person connected with such party, has or may have pursuant to or in connection with the ADC Agreement against the other parties, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter accrue, when this termination agreement has been duly performed.

Article 9

This Agreement and the rights and obligations arising hereunder as well as their interpretation is subject to the laws of the Republic of Austria, except its rules of conflict of law and the UN-Sales Convention.

The competent court for commercial matters in Vienna shall have exclusive jurisdiction with regard to the enforcement of claims by any of the parties hereto against the other party.

UniCredit Bank Austria AG

By: /s/_Martina Horger_______________

Vienna, August 22, 2014

Dr. Martina Horger

Officer with Statutory Authority

By: /s/_Karina Erasim________________

Vienna, August 22, 2014

Karina Erasim

Century Casinos, Inc.

By: /s/_Erwin Haitzmann______________

Vienna, August 22, 2014

Erwin Haitzmann

Co Chief Executive Officer

Oesterreichische Kontrollbank Aktiengesellschaft

By: /s/_Christian Korbler______________

Vienna, August 22, 2014

Mag. Christian Korbler

Deputy Department Manager

By: /s/_Norbert Leitgeb_______________

Vienna, August 22, 2014

Mag. Norbert Leitgeb

Officer with Statutory Authority

Attached:

Appendix 1, ADC agreement dated September 9, 2005

Appendix 2, Bank guarantee as mentioned in Article 3 (translated version)

Appendix 1, ADC agreement dated September 9, 2005

"ADC Agreement"

among

Bank Austria Ceditanstalt AG

(the "Bank"),

Century Casinos, Inc., Colorado Springs, U.S.A.

(the "Company")

and

Oesterreichische Kontrollbank Aktiengesellschaft

("OeKB")

Preamble

OeKB, a duly established company under Austrian law, provides instruments which allow trading and settlement of registered securities (equity and debt instruments) in compliance with procedures used for bearer securities. This Agreement is made to facilitate the trading of the shares of the Company, on the Vienna Stock Exchange.

OeKB has not examined the Company, especially not with regard to its valid existence, due organization, financial standing and economic soundness.

The Company represents and warrants that all of its existing shares of common stock have been validly issued, are fully paid and non-assessable. These shares are traded in the U.S. on the NASDAQ Capital Market and the Shares (as defined below) will also be tradeable on that market. Moreover, a prospectus pursuant to the Austrian Capital Markets Act was prepared by the Company and was approved by the Financial Markets Authority on September 28, 2005.

Subject matter of the Agreement are any issued and outstanding shares of common stock of the Company with a par value of USD 0.01 per share. The number of Austrian Depositary Certificates (the „Certificates“) issued by OeKB, which are held in form of a global certificate (the „Austrian Depositary Certificate“ or „ADC“) matches the number of shares delivered to the Custodian (as defined in the Annex) of the Austrian Central Securities Depositary (the “CSD”) for the purpose of issuing the Certificates (the „Shares“).

The parties are aware that the Shares are being delivered to the Custodian against delivery of Certificates in connection with a public offering of Certificates by the Company in Austria.

Article 1 - The ADC

OeKB shall issue the ADC according to the Annex, containing the form and the terms and conditions (the „Conditions“) of the Certificates, all of which constitute an integral part of this Agreement.

The number of Certificates represented by the ADC will match the number of Shares delivered to the securities account of the CSD with its custodian and registered in the name of OeKB.

Article 2 - Duties of the Bank vis-à-vis OeKB

(i)

The Bank will upon OeKB´s request, use its reasonable best efforts to enable OeKB to perform its obligations in relation to matters arising from the ADC as specified below. This authorisation of the Bank does not relate to

-the transfer or withdrawal of Shares from OeKB´s securities account with the CSD nor to

-changes of the registration in the register of shareholders of the Company.

Upon receipt of relevant information relating to general meetings of shareholders of the Company, dividend payments, capital changes and the like, the Bank shall ensure that OeKB be informed thereof.

(ii)	The Bank is obliged to deliver or cause the delivery of all relevant information to OeKB that may be required to enable OeKB to comply with its respective obligations.

(iii)	In particular, the Bank shall provide OeKB with a sufficient number of copies of the following information and documentation, either in German or English;

aa)	Certificate of Incorporation and the Bylaws of the Company and, promptly upon any amendment thereto, such amendment;

bb)	all financial reports and all annual, bi-annual and other interim reports which the Company generally distributes to its shareholders;

cc)	all other information which the Company distributes to or publishes for its shareholders;

dd)	all communication pertaining to the holding of general meetings of the shareholders of the Company as regards the following information:

- date, place and time of the general meeting

- agenda and the relevant information

- all other matters affecting the rights of the shareholders;

ee)	all communication distributed to, on a case by case basis and when relevant, or published for the shareholders of the Company as regards dividend payments, in any case the following information:

- amount of dividend

- payment date

- if applicable, ex-date at the relevant stock exchange;

ff)

all communication distributed to or published for the shareholders of the Company as regards the issue of new shares or the creation of other rights or claims in favour of the shareholders of the Company, in any case the following information:

- the nature and contents of such rights

- if applicable, ex-date at the relevant stock exchange

- the period for exercising such rights;

gg)	all communication to be distributed to or published for the shareholders of the Company with respect to the resolutions passed at general meetings, if any;

hh)	all other information which the Company is required to provide under the rules of the Vienna Stock Exchange.

(iv)

All communication by the Bank pursuant to Article 2 (iii) dd), ee) and ff) must be sent by e-mail or fax in time for its forwarding to be made in Austria at the same time the Bank dispatches it to the Certificate-Holders. Information and documents listed in Article 2 (iii) aa), bb), cc), gg) and hh) must be sent to OeKB without delay.

(v)

The Bank shall assist the Company and OeKB in arranging for any publication in the „Amtsblatt zur Wiener Zeitung” (i.e. the official gazette for notices and information of holders of securities) required under Austrian or any other applicable law, if, in the latter case, so instructed by the Company. All expenses arising thereof shall be borne by the Company.

(vi)	If appropriate, the Bank will assist the Certificate Holders in exercising their voting rights in shareholder meetings of the Company.

(vii)

In respect of obligations of OeKB according to the ADC and the Conditions, the Bank will supply OeKB with all required information that OeKB is obliged to forward to the Certificate Holders, provided that the Bank has received such information from the Company, it being understood that the Bank has employed reasonable best efforts to obtain such information from the Company. In the event OeKB has received the required information from another competent source and the Bank has not received the information, the Bank is relieved for its duty to provide this information to OeKB.

Article 3 - Duties of the Company vis-à-vis the Bank

The Company is obliged to provide in due time any and all information, materials, notifications, etc to the Bank which the Bank requires to fulfill its obligations vis-à-vis OeKB pursuant to Art. 2.

Article 4 - Fees

OeKB may charge the Bank reasonable fees to cover its expenses and time spent in negotiations relating to the setting up and administering of the ADC.

Article 5 - Liability

(a)   General

In the performance of the duties under this Agreement, the parties shall act with the due care of a diligent merchant and shall bear all responsibility for any negligence.

(b)  Indemnification

(i) OeKB has and will continue to carefully select the Custodian in order to have a custodian perform the required services for the duration of this Agreement, and will indemnify and hold harmless the Company for any damages and losses arising from the violation of this obligation. CSD has entered into a custodian agreement with Brown Brothers Harriman & Co (“BBH”) dated April 21, 2005 under which BBH operates a deposit for CSD and under which BBH agrees to provide certain services set forth therein. BBH’s liability will be made available by OeKB to the Company, the Bank and the Certificate Holders via their respective deposit banks, as the case may be.

(ii) OeKB shall be kept harmless by the Company of claims for damages and lawsuits which a Certificate Holder may raise or file against OeKB in respect of his acquisition and holding as beneficial owner of Shares in the Company, except for claims arising specifically from the negligence of OeKB or its officers or employees in connection with its performance under this Agreement.

(iii) The Company shall deposit a sum of $ 1 million in cash on an account held by OeKB or present an irrevocable and unconditional bank guarantee payable on first demand by OeKB and issued by a recognized Austrian bank to cover any and all amounts payable under the hold-harmless clause above (the “Security”). Any form of the Security may be exchanged into the other form of Security. 18 months after the delivery of the Security, OeKB and the Company will enter into good faith negotiations to gradually reduce and finally do away with the Security. Any net proceeds of the Security (e.g. interest on the cash) will be at the disposal of the Company. The Security will be provided by the Company to OeKB at the latest within one bank day upon receipt of the proceeds resulting from the public offering of the ADCs in Austria and the listing of the ADCs on the Vienna Stock Exchange.

Article 6 - Termination provisions

a) Term of agreement

     This Agreement shall be valid for such time until it be revised, replaced or terminated.

b) Termination by notice

   Any party may terminate this Agreement by giving at least six months notice.

      Such termination will trigger the termination of the ADC in compliance with the Conditions.

     At the end of the termination period such trustee will, subject to any other agreement, be registered instead of OeKB on the Shares which is generally registered for the shares to make the Shares fungible with the Shares.

Article 7 - Law and jurisdiction

a)	This Agreement and the rights and obligations arising hereunder as well as their interpretation are subject to the laws of the Republic of Austria.

b)

The parties are aware that such matters which relate to the rights and obligations related directly to the Shares (other than the payment of dividends which shall be subject to the jurisdiction of the courts in Vienna) are governed by the Certificate of Incorporation of the Company, the Bylaws of the Company, and by applicable mandatory provisions of the laws of the United States, the State of Delaware, or the State of Colorado.

c)	The courts in Vienna, Austria shall have exclusive jurisdiction with regard to the enforcement of claims by any of the parties hereto against any other party.

Article 8 – Notices

a)	All communications to the Bank shall be addressed to

Bank Austria Creditanstalt AG

Telephone: +43 50505-

Fax:

b)	All communications to OeKB shall be addressed to

Oesterreichische Kontrollbank Aktiengesellschaft

Central Securities Depository

Am Hof 4

1010 Vienna

Austria

Telephone:+43 1 531 27-0

Fax:+43 1 531 27 5020

c)	All communications to the Company shall be addressed to

Century Casinos, Inc.

1263 Lake Plaza Drive, Suite A

Colorado Springs, Colorado 80906

Telephone: + 1 719 527 8300

Fax: + 1 719 527 8301

    with a copy to

Century Casinos Europe GmbH     and     Dorda Brugger Jordis

Wipplinger Straße 30                        Rechtsanwälte GmbH

1010 Vienna, Austria                        Dr Karl Lueger-Ring 10

                                                                   1010 Vienna, Austria

Telephone: + 43 1 533 47 95-0

Fax: + 43 1 533 47 97

In case of change of address the parties concerned shall inform the other parties in writing.

Article 9 - Invalidity

If a provision of this Agreement is or shall become entirely or partially invalid or unenforceable, the other provisions hereof shall remain valid. An invalid or unenforceable provision shall be replaced in full with a valid provision which comes nearest to it and complies with the intention of the parties and the purposes of this Agreement.

Article 10 - Miscellaneous

a) Proper operation

The parties to this Agreement are obliged to take all steps that may be required to ensure the proper operation of this Agreement.

b)  Language

Communications between the parties shall be in German or English.

c)  Stamp duties

The Company shall bear all stamp duties, taxes and similar charges which may be levied in respect of the Agreement and the performance of the transactions hereunder.

d)  Copies

This Agreement shall be signed in three copies.

e)  Annex

The Annex forms an integral part of this Agreement.

f)  Amendments

Amendments to this Agreement shall require a written document signed by all parties in order to be legally valid. This clause may only be changed in writing.

Signed by and dated the date of the final signature.

Century Casinos, Inc.

/s/ Erwin Haitzmann	/s/ Peter Hoetzinger
Erwin Haitzmann	Peter Hoetzinger

Colorado Springs, 30.9.2005

Oesterreichische Kontrollbank

Aktiengesellschaft

/s/ Georg Zinner	/s/ Christian Koerbler
Georg Zinner	Christian Koerbler

Vienna, 30.9.2005

Bank Austria Creditanstalt AG

/s/ Martina Hoerger	/s/ Silvia Rodler
Martina Hoerger	Silvia Rodler

Vienna, 30.9.2005

Annex to the ADC-Agreement:

The Austrian Depositary Certificate has the following wording:

AUSTRIAN DEPOSITARY CERTIFICATE

in respect of

registered shares of common stock with a par value of $0.01 of

Century Casinos, Inc., Colorado Springs, U.S.A. (“Company”)

Oesterreichische Kontrollbank Aktiengesellschaft ("OeKB"), Vienna, holds [●] registered shares of common stock with a par value of $0.01 each of Century Casinos, Inc. (the "Company" and the “Shares“). The Shares are registered in the register of shareholders of the Company in the name of OeKB or its agent. The Shares are kept on deposit in the name of OeKB with the Austrian Central Securities Depositary (the “CSD”), which holds the Shares with its respective custodian in the United States of America (the “Custodian“), each of which is represented by a certificate (each a “Certificate”), all of which are represented hereby. The amount of Shares held with the CSD and registered in the name of OeKB corresponds at all times to the notation on the schedule (the “Notation“) attached to this ADC and each such Share shall be represented by a Certificate. A Certificate Holder (as defined below) is not entitled to receive delivery of physical Certificates.

Each Certificate entitles its holder (the “Certificate Holder“) to receive one Share. OeKB or its agent provides the rights for and delegates the obligations to each Certificate Holder which it obtained upon registration in the register of shareholders of the Company as if the Certificate Holder itself were registered.

OeKB has not scrutinized the Company in any respect, particularly as regards its financial standing and economic soundness or as regards to its due organization and valid existence. OeKB does not assume any responsibility for damages which a Certificate Holder or any other third party might suffer by investments in the Shares.

The terms and the conditions of the Certificates attached to this ADC shall apply and form part of this ADC. The ADC bears the signatures of two duly authorized signatories of OeKB.

Vienna,

Oesterreichische Kontrollbank Aktiengesellschaft

Terms and conditions of the Certificates (the Conditions“)

1.

OeKB undertakes that each Certificate Holder is entitled, subject to mandatory United States law and in accordance with the Certificate of Incorporation and other regulations of the Company, to instruct CSD via his deposit bank to deliver at the cost of same to any appropriate account such number of Shares not exceeding the number of Certificates held by or on behalf of himself. OeKB undertakes that upon receipt of such request, CSD shall immediately instruct the Custodian to have the appropriate number of Shares registered in the respective name and to deliver these Shares as instructed. OeKB represents that the ADC is decreased accordingly by the corresponding number of said Certificates. Any shareholder may deliver his shares of common stock to the Custodian to be credited to the account of CSD (on behalf of OeKB as issuer of the ADC). Immediately upon receipt of notification of the credit entry and confirmation of the registration of OeKB, (i) OeKB will issue an amount of Certificates which corresponds to the amount of shares of common stock credited and (ii) CSD will credit those Certificates to such deposit bank in the CSD which acts on behalf of the deposit bank that has been named by the shareholder.

The Certificate Holder shall bear all costs, taxes, fees and duties arising in connection with the delivery, including all fees such as those of a notary, as the case may be.

A Certificate Holder is not entitled to receive delivery of physical Certificates.

2.

OeKB undertakes that the Custodian will forward to CSD without delay any dividends or other amounts received in the original currency. OeKB undertakes that CSD shall forward cash dividends received from the Custodian to each Certificate Holder through his deposit bank without any deduction of any fees of OeKB/CSD. Stock dividends of at least one share, shares deriving from stock splits, bonus shares and similarly created Shares shall be credited to the Certificate Holder through his deposit bank in the form of additional Certificates. If a rateable allocation of such shares to the Certificate Holder, corresponding to the number of his holdings, is not possible, OeKB will instruct CSD to attempt to sell the relevant rights on a best efforts basis and shall rateably distribute the proceeds of the sale to the deposit banks in favour of the Certificate Holder in proportion to the Certificates held by same. Should subscription rights be granted, OeKB shall allow the Certificate Holder to subscribe via his deposit bank. Moreover, OeKB will sell new Shares, subscription rights, fractional entitlements or other rights arising from the Shares on a best efforts basis, upon instruction of the Certificate Holder via his deposit bank and to distribute the proceeds as described above.

All payments to the Certificate Holder shall be made via his deposit banks, in accordance with the General Terms and Conditions of the CSD.

3.

OeKB shall not exercise the voting rights of the Shares credited at any given time to the account of the CSD with the Custodian but CSD shall, upon receipt, forward via their deposit banks proxy statements, forms of voting instruction and all related materials for stockholder meetings of the Company to those Certificate Holders who held Certificates on the record date for such meeting. Each Certificate Holder shall be entitled to provide voting instructions via his deposit bank as to the number of Shares represented by the Certificates held by such Certificate Holder, and OeKB or its agent shall instruct the Custodian to deliver a proxy to the Company reflecting the aggregate voting instructions received from Certificate Holders on account of the Shares then held on deposit.

Each Certificate-Holder is entitled to vote, as described in the following, in general meetings of stockholders of the Company according to the number of Certificates he holds in the ADC. Subject to the laws of the United States, the State of Delaware and to the Certificate of Incorporation and the By-Laws of the Company, the Bank which arranged for shares of the Company to be traded in Austria, as well as the Company are obliged to see to it that each Certificate-Holder is able to vote on the basis of a voting proxy issued by OeKB without having to re-register the Shares for the time of the general meeting.

The costs for voting procedures described above are to be borne by the Certificate Holder via his deposit bank.

4.

If the ADC is at any time subject to any taxes, fees and/or duties, the Certificate Holder shall bear these taxes, fees and/or duties in respect of the Certificates of same via his deposit bank.

OeKB shall, at any time, be entitled to charge a Certificate Holder via his deposit bank rateably all taxes, fees and/or duties to which OeKB may be subject, due to the fact that it holds the Shares.

5.

If other securities, other property or rights should replace the Shares in the event of a change in capital or due to a merger, conversion, change of name, or for any other reason, the right of a Certificate Holder to obtain Shares shall be converted into the right to obtain such replacements. The Conditions of the ADC shall then apply mutatis mutandis to any new or replacement certificates.

6.	CSD shall be entitled to replace the Custodian by another institution of the same standing.

7.

OeKB undertakes that all relevant information relating to the Shares received by competent sources shall be forwarded via the CSD according to its General Terms and Conditions to the Certificate Holder via his deposit bank.

8.

All Certificate Holders shall bear jointly all economic and legal risks and losses in respect of Shares held by OeKB or its agent due to, e.g., market and exchange rate changes, as well as to acts of God. OeKB shall not be liable for damages which arise outside its sphere of influence, caused by disruptions over which it has no control, be it of its own operations or of the services it uses to fulfill its obligations.

9.

If a provision of the Conditions is or shall become entirely or partially invalid or unenforceable, the other provisions shall remain valid. An invalid or unenforceable provision shall be replaced by a valid and enforceable provision which meets the purposes of these Conditions.

10.	All relations between the Certificate Holder and OeKB are governed by the laws of Austria. Exclusive place of jurisdiction is Vienna

11.

Amendments by OeKB to the Conditions are only permitted if the rights of the Certificate Holder are not prejudiced, except in the event that the amendment be required due to amendments

(i)

either of mandatory statutory law

(ii)

or of the Certificate of Incorporation of the Company

12.

If deemed reasonable by OeKB and neither prohibited by the Certificate of Incorporation and the By-Laws nor under the laws governing the Company, OeKB shall procure the entry of an agent on its behalf in the register of shareholders of the Company and/or on the Shares.

13.

OeKB shall not exercise any rights accruing to OeKB on account of the Shares credited at any given time to the account of the CSD with the Custodian, including but not limited to any purchase rights pursuant to the Rights Agreement between the Company and American Securities Transfer and Trust, Inc., dated April 29, 1999, but shall, upon receipt of notification of any such rights, forward such notification and all related materials to those Certificate Holders who held Certificates on the record date for such rights via their deposit banks. Such Certificate Holders shall be entitled to provide via their deposit banks instructions as to the exercise of such rights for the number of Shares represented by the Certificates held by such Certificate Holders, and OeKB shall instruct the Custodian via the CSD on the exercise of any and all such rights in accordance with instructions received by OeKB from the Certificate Holders. Total costs upon exercise of any such rights will be charged to the Certificate Holders via their deposit banks

14.

Whenever the Company shall elect to redeem Shares in accordance with Article FOURTH Section D of the Company’s Certificate of Incorporation, the Company shall deliver written notice to OeKB or its agent, with copy to OeKB, of the number of Shares to be so redeemed and the Certificate Holder(s) subject to such redemption (including the CSD participant through which the Certificate Holder holds the Certificates and his securities account with such CSD participant), which notice shall be accompanied by a certificate from the Company stating that such redemption is in accordance with the provisions of the Certificate of Incorporation. On the date of such redemption, provided that the Company shall then have paid in full to CSD’s cash account with the Custodian the redemption price of the Shares to be redeemed, the Custodian shall deliver such redemption price to OeKB, and OeKB shall deliver such redemption price via CSD and the deposit banks to the affected Certificate Holder(s), cancel their Certificates, and reduce the ADC accordingly. The Custodian shall, upon delivery of the redemption price to OeKB, deliver the redeemed Shares to the Company for cancellation and make arrangements for the issuance of a replacement certificate for the remaining amount of Shares to be issued in the name of OeKB or its agent.

15.

In connection with the exercise of any rights of Certificate-Holders under the Conditions, the Custodian and OeKB are entitled to require Certificate-Holders to file documents, execute certificates, make representations and warranties and provide any other information required via their deposit banks.

16.

OeKB is entitled to terminate the ADC upon six months prior notice and wind it up so that the Certificate Holders will then avail of shares of common stock in an amount corresponding to the amount of Certificates previously held by them. At the end of the termination period such trustee will, subject to any other agreement, be registered instead of OeKB on the Shares which is generally registered for the shares to make the Shares fungible with the shares.

Appendix 2, Bank guarantee as mentioned in Article 3 (translated version)

Issuer:

Bank Austria Creditanstalt AG

Registered office: 1030 Vienna, Vordere Zollamtstraße 13

Competent Court: Handelsgericht Vienna,

Company register number: FN 150714p

VAT number: ATU51507409

DVR 0030066,

BLZ: 12000

BIC: BKAUATWW

Recipient:

Oesterreichische Kontrollbank AG

Central Custodian Depositary

Am Hof 4

A-1010 Vienna

Issue date: October 31, 2007

Number of the guarantee: 8813G0718999

We have been notified by our customer, Century Casinos, Inc., Orange Street 1209, 19801 Wilmington/Delaware, USA that he is obliged to provide a bank guarantee with regards to the ADC-agreement dated September 30, 2005.

Having said this, we, Bank Austria Creditanstalt AG, Vienna, issue this irrevocable guarantee as assigned by our customer towards you and herewith are obliged, to pay the amount of USD 1 million within 10 bank working days after having received written request from you, declaring that our customer did not fulfill his contractual obligations. We will not review or confirm the legal reason for such request. We will not raise any objection to such request but transfer the funds to an account specified by you.

Any payment made according to this guarantee shall reduce the total amount guaranteed accordingly.

This guarantee is assigned to exclusively settle claims stemming from the underlying legal relationship. Any funds not inevitable to settle claims stemming from the underlying legal relationship shall be paid back straight to us.

There is no expiration date set for this guarantee but it will automatically forfeit the moment we get back original of this document.

Any claims with regards to this guarantee are to be received by us via courier or registered letter.

Any rights to dispose of, pledge or transfer this guarantee to any other party shall be valid with our expressive confirmation only.

Any charges in connection with this guarantee are at your account.

This guarantee is subject to the laws of the Republic of Austria.

With best regards,

Bank Austria Creditanstalt AG